PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated February 9, 2001)

                           SPECTRASITE HOLDINGS, INC.
                     6 3/4% SENIOR CONVERTIBLE NOTES DUE 2010

     This prospectus supplement no. 7 supplements and amends the prospectus dated February 9, 2001, as supplemented by prospectus supplement no. 1 dated February 20, 2001, prospectus supplement no. 2 dated March 7, 2001, prospectus supplement no. 3 dated March 15, 2001, prospectus supplement no. 4 dated March 26, 2001, prospectus supplement no. 5 dated April 6, 2001 and prospectus supplement no. 6 dated April 20, 2001, relating to the resale of SpectraSite's 6 3/4% senior convertible notes due 2010 and the shares of SpectraSite common stock, par value $.001 per share, issuable upon conversion of the notes.

     The table and footnotes on pages 35 through 38 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible notes held and shares of common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus, as supplemented and amended. This prospectus supplement amends the table in the prospectus, as supplemented and amended, by (i) adding J. P. Morgan Securities Inc., (ii) removing British Virgin Islands Social Security Board, Lehman Brothers Inc., Merrill Lynch Insurance Group and South Dakota Retirement System and (iii) replacing the information contained in the table for Alta Partners Holdings, LDC, Bank America Pension Plan, CIBC World Markets International Arbitrage, JMG Capital Partners, LP, JMG Triton Offshore Fund, Ltd., Quattro Fund, LLC and for the category "Any other holder of notes or future transferee, pledgee, donee or successor of any holder" with the corresponding information set forth below.


                                                                        Shares of
                                                                         Common
                                             Principal    Principal       Stock      Shares of     Shares of
                                              Amount      Amount of   Beneficially    Common     Common Stock
                                             of Notes    Notes Owned      Owned        Stock     Beneficially
                                             Owned and    After the     Prior to      Offered     Owned After
         Selling Securityholders              Offered     Offering      Offering      Hereby     the Offering
---------------------------------------     -----------  ------------ -------------  ---------   -------------
Alta Partners Holdings, LDC............      5,000,000      none         231,885      231,885          none
Bank America Pension Plan..............      2,000,000      none          92,754       92,754          none
CIBC World Markets International
  Arbitrage (1)........................     11,850,000      none      10,549,566      549,566    10,000,000
JMG Capital Partners, LP ..............      3,000,000      none         139,131      139,131          none
JMG Triton Offshore Fund, Ltd..........      3,000,000      none         139,131      139,131          none
J. P. Morgan Securities Inc. ..........     13,000,000      none         602,899      602,899          none
Quattro Fund, LLC......................      1,750,000      none          81,160       81,160          none
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder (2)..........     54,984,000      none       2,549,983    2,549,983          none

(footnotes on following page)

     The prospectus, together with this prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes.

     Prospective investors should carefully review "Risk Factors" beginning on page 5 of the prospectus for a discussion of risks that should be considered when investing in the notes or our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

                The date of this prospectus supplement is June 6, 2001.

(1)  CIBC World  Markets  International  Arbitrage  is an  affiliate of Canadian
     Imperial Bank of Commerce. Of the 10,549,566 shares reported as beneficially owned by CIBC World Markets International Arbitrage, 10,000,000 are held by other affiliates of Canadian Imperial Bank of Commerce. An affiliate of Canadian Imperial Bank of Commerce, CIBC World Markets, was an initial purchaser or placement agent for our 12% senior discount notes due 2008, our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010, our 10 3/4% senior notes due 2010 and our 12 1/2% senior notes due 2010. CIBC World Markets was also a co-manager of our public common stock offerings in February 2000 and July 2000. In addition, CIBC World Markets is an agent and a lender under our credit facility. CIBC World Markets and its affiliates received customary fees for these services. The Trimaran group purchased 4,000,000 shares of our common stock in a private placement at a purchase price of $18.75 per share and received warrants to purchase 1,500,000 shares of common stock at exercise prices ranging from $21.56 per share to $28.00 per share. Certain investors in the Trimaran group are affiliates of CIBC World Markets. Andrew R. Heyer is a Managing Director of CIBC World Markets and a managing member of Trimaran Fund Management, L.L.C., the investment advisor to Trimaran Fund II L.L.C. Mr. Heyer was a member of Holdings' board of directors from April 1999 until November 2000. Our stockholders' agreement, as amended, provides that so long as the Trimaran group and Canadian Imperial Bank of Commerce and their respective affiliates own collectively 5% or more of Holdings' outstanding stock, Canadian Imperial Bank of Commerce affiliates and Caravelle Investment Fund, L.L.C. collectively will have the right to designate a representative to attend meetings of Holdings' board of directors as an observer.

(2) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

     The following table sets forth, as of June 6, 2001, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through June 6, 2001 and by the indenture trustee for the convertible notes.

                                       2

                                                                        Shares of
                                                                         Common
                                             Principal    Principal       Stock      Shares of     Shares of
                                              Amount      Amount of   Beneficially    Common     Common Stock
                                             of Notes    Notes Owned      Owned        Stock     Beneficially
                                             Owned and    After the     Prior to      Offered     Owned After
         Selling Securityholders            Offered(1)   Offering(2)    Offering   Hereby(3)(4) the Offering(2)
---------------------------------------    -----------  ------------  ------------ ------------ ---------------
AIG SoundShore Opportunity Holding Fund
  Ltd. ................................    $ 1,000,000      none          46,377       46,377          none
AIG SoundShore Strategic Holding Fund
  Ltd. ................................      5,000,000      none         231,885      231,885          none
Alpine Associates......................      5,600,000      none         259,711      259,711          none
Alpine Partners, L.P. .................        900,000      none          41,740       41,740          none
Alta Partners Holdings, LDC............      5,000,000      none         231,885      231,885          none
Bank America Pension Plan..............      2,000,000      none          92,754       92,754          none
CIBC World Markets International
  Arbitrage (5)........................     11,850,000      none      10,549,566      549,566    10,000,000
Deephaven Domestic Convertible Trading
  Ltd. (6).............................      3,000,000      none         139,131      139,131          none
Deeprock & Co. ........................      2,500,000      none         115,943      115,943          none
Deutsche Banc Alex. Brown (7)..........     11,367,000      none       2,614,298      527,166     2,087,132
DIA High Yield Bond Fund (8)...........        250,000      none          11,595       11,595          none
Eaton Vance High Income Portfolio (9)..      2,860,000      none         132,638      132,638          none
Eaton Vance Income Fund of Boston (10).      1,540,000      none          71,421       71,421          none
First Union International Capital
 Markets...............................      5,000,000      none         231,885      231,885          none
Global Bermuda Limited Partnership.....      2,900,000      none         134,493      134,493          none
Hallmark Master Trust High Yield (11)..        250,000      none          11,595       11,595          none
JMG Capital Partners, LP ..............      3,000,000      none         139,131      139,131          none
JMG Triton Offshore Fund, Ltd..........      3,000,000      none         139,131      139,131          none
J.P. Morgan Securities Inc. ...........     13,000,000      none         602,899      602,899          none
KBC Financial Products USA.............      2,100,000      none          97,392       97,392          none
Lakeshore International Ltd. ..........      4,100,000      none         190,145      190,145          none
Lipper Convertibles, L.P. .............     11,367,000      none         527,166      527,166          none
Lipper Convertibles, L.P. (Series B)...        581,000      none          26,945       26,945          none
Lipper Convertibles Series II, L.P. ...      2,000,000      none          92,754       92,754          none
Lipper Offshore Convertibles, L.P. ....      2,000,000      none          92,754       92,754          none
Lipper Offshore Convertibles, L.P. #2..      1,000,000      none          46,377       46,377          none
Merced Partners Limited Partnership....      5,000,000      none         231,885      231,885          none
Morgan Stanley & Co. Incorporated (12).      5,251,000      none       7,790,910      243,525     7,547,385
Nomura Securities International, Inc. .      1,000,000      none          46,377       46,377          none
Peoples Benefit Life Insurance
  Company..............................      4,000,000      none         185,508      185,508          none
Peoples Benefit Life Insurance Company
  TEAMSTERS............................      6,000,000      none         278,261      278,261          none
Quattro Fund, LLC......................      1,750,000      none          81,160       81,160          none
Retail Clerks Pension Trust............      2,500,000      none         115,943      115,943          none
Retail Clerks Pension Trust #2.........      1,500,000      none          69,566       69,566          none
St. Albans Partners Ltd................      4,000,000      none         185,508      185,508          none
TIAA-CREF Mutual Funds F/B/O its High
 Yield Bond Fund (13)..................        250,000      none          11,595       11,595          none
TQA Master Plus Fund, LTD..............        500,000      none          23,189       23,189          none
TQA Master Fund, LTD...................      2,000,000      none          92,754       92,754          none
Teachers Insurance and Annuity
  Association..........................      6,000,000      none         278,261      278,261          none
UBS O'Connor LLC F/B/O UBS Global
  Equity Arbitrage Master Ltd..........      2,000,000      none          92,754       92,754          none
Volkswagen of America Inc.--
  Salaried Eaton Vance Mgt. (14).......        100,000      none           4,638        4,638          none

Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any holder (15).........     54,984,000      none       2,549,983    2,549,983          none
----------

(1) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(2) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes and shares they presently hold or, with respect to shares, have the right to acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holder upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its convertible notes and/or shares of common stock underlying such notes.

(3) Assumes that the full amount of the notes held by the selling holder is converted into shares of common stock at the conversion price and offered hereunder by such selling holder.

(4) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes." Section 15.3 of the indenture governing the convertible notes provides that if any fractional shares of common stock are issuable upon conversion of the notes, Holdings may either pay cash in lieu of such fractional shares or round up the number of shares issuable upon conversion. The number of shares reported in the table assumes that Holdings rounds up the number of shares issued upon conversion. We expressly reserve the right to pay cash in lieu of fractional shares, and any decision as to whether pay cash or round up for fractional shares will be made at the time the notes are surrendered for conversion.

(5)  CIBC World  Markets  International  Arbitrage  is an  affiliate of Canadian
     Imperial Bank of Commerce. Of the 10,549,566 shares reported as beneficially owned by CIBC World Markets International Arbitrage, 10,000,000 are held by other affiliates of Canadian Imperial Bank of Commerce. An affiliate of Canadian Imperial Bank of Commerce, CIBC World Markets, was an initial purchaser or placement agent for our 12% senior discount notes due 2008, our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010, our 10 3/4% senior notes due 2010 and our 12 1/2% senior notes due 2010. CIBC World Markets was also a co-manager of our public common stock offerings in February 2000 and July 2000. In addition, CIBC World Markets is an agent and a lender under our credit facility. CIBC World Markets and its affiliates received customary fees for these services. The Trimaran group purchased 4,000,000 shares of our common stock in a private placement at a purchase price of $18.75 per share and received warrants to purchase 1,500,000 shares of common stock at exercise prices ranging from $21.56 per share to $28.00 per share. Certain investors in the Trimaran group are affiliates of CIBC World Markets. Andrew R. Heyer is a Managing Director of CIBC World Markets and a managing member of Trimaran Fund Management, L.L.C., the investment advisor to Trimaran Fund II L.L.C. Mr. Heyer was a member of Holdings' board of directors from April 1999 until November 2000. Our stockholders' agreement, as amended, provides that so long as the Trimaran group and Canadian Imperial Bank of Commerce and their respective affiliates own collectively 5% or more of Holdings' outstanding stock, Canadian Imperial Bank of Commerce affiliates and Caravelle Investment Fund, L.L.C. collectively will have the right to designate a representative to attend meetings of Holdings' board of directors as an observer.

(6) Deephaven Domestic Convertible Trading Ltd. owned $2,000,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010.

(7) Deutsche Banc Alex.Brown was a co-lead underwriter of our public common stock offering in July 2000 and a co-manager of our public common stock offering in February 2000. Deutsche Banc was also a placement agent for our 12 7/8% senior discount notes due 2010 and our 10 3/4% senior notes due 2010.

(8) DIA High Yield Bond Fund owned $2,750,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009.

(9) Eaton Vance High Income Portfolio owned $5,360,000 aggregate principal amount of Holdings' 12% senior discount notes due 2008, $25,500,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009 and $3,870,000 aggregate principal amount of Holdings' 12 7/8% senior discount notes due 2010.

(10) Eaton Vance Income Fund of Boston owned $1,150,000 aggregate principal amount of Holdings' 12% senior discount notes due 2008, $12,235,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009 and $4,080,000 aggregate principal amount of Holdings' 12 7/8% senior discount notes due 2010.

(11) Hallmark Master Trust High Yield owned $1,550,000 of Holdings' 11 1/4% senior discount notes due 2009.

(12) Morgan Stanley & Co. Incorporated was the placement agent for the convertible notes. Morgan Stanley & Co. Incorporated was also an initial purchaser or placement agent for our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010 and our 10 3/4% senior notes due 2010 and was co-lead underwriter of our public common stock offerings in February 2000 and July 2000.

(13) TIAA-CREF Mutual Funds F/B/O its High Yield Bond Fund owned $250,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010.

(14) Volkswagen of America Inc.--Salaried Eaton Vance Mgt. owned $15,000 of Holdings' 11 1/4% senior discount notes due 2009.

(15) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.